EX-99.1 Press Release
The Pennant Group Reorganizes Executive Team

EAGLE, Idaho, November 15, 2022 – The Pennant Group, Inc. (NASDAQ: PNTG), the parent company of the Pennant group of affiliated home health, hospice and senior living companies, today announced it would seek to enhance its leadership and finance team by initiating a search for a new Chief Financial Officer.

“As we chart the course for Pennant’s future and continue our growth story, we are focused on investing in our leadership in the field and Service Center. As part of this effort, we are excited to add strength to our leadership team and deep bench of finance and accounting talent by adding a CFO with unique experience and perspective who will build on our solid foundation and help drive Pennant’s growth,” said Brent Guerisoli, Pennant’s Chief Executive Officer.

Pennant’s current CFO, Jennifer Freeman, will serve as interim CFO during the search process, after which the organization and Ms. Freeman intend for her to continue to play an important leadership role on the Pennant finance team. Mr. Guerisoli shared his appreciation for Ms. Freeman: “As Pennant’s first Chief Financial Officer, Jenn has played a critical role in executing the spin-off transaction, building a strong finance team and supporting the development of our Service Center. We are grateful to Jenn for her partnership and deep commitment to Pennant, our core values, and future growth. We look forward to her continued success as a leader in the organization and appreciate her support as interim CFO during the transition period.”

The organization also announced that Derek Bunker, who serves as Pennant’s Chief Investment Officer, Executive Vice President and Corporate Secretary, resigned his position, effective December 31, 2022. Mr. Guerisoli expressed gratitude for Mr. Bunker’s positive impact on Pennant: “On behalf of the Pennant team, I thank Derek for his significant contributions to the Pennant story. We wish Derek all the best in his next chapter.”

John Gochnour, Pennant’s President, echoed Mr. Guerisoli’s optimism for the future: “At our core, we are a leadership company passionately committed to providing life changing opportunities to our team members and life change service to our patients and residents. Pennant’s unique operating model emphasizes local ownership by talented operational and clinical leaders backed by exceptional professional support from our world-class Service Center. As we accelerate growth in our home health and hospice segment and continue to build operational momentum in our senior living segment, we continue to strengthen our leadership infrastructure through disciplined investment. We are confident in the leaders who will assume Derek’s prior responsibilities and look forward to adding a new CFO. Our entire leadership team will continue to be laser focused on operational excellence and adherence to the unique operating model that has driven our success over the last decade.”

About Pennant:

The Pennant Group, Inc. is a holding company of independent operating subsidiaries that provide healthcare services through 94 home health and hospice agencies and 49 senior living communities located throughout Arizona, California, Colorado, Idaho, Iowa, Montana, Nevada, Oklahoma, Oregon, Texas, Utah, Washington, Wisconsin and Wyoming. Each of these businesses is operated by a separate, independent operating subsidiary that has its own management, employees and assets. References herein to the consolidated "company" and "its" assets and activities, as well as the use of the terms "we," "us," "its" and similar verbiage, are not meant to imply that The Pennant Group, Inc. has direct operating assets, employees or revenue, or that any of the home health and hospice businesses, senior living communities or the Service Center are operated by the same entity. More information about Pennant is available at www.pennantgroup.com.

Contact Information

The Pennant Group, Inc.
(208) 506-6100
ir@pennantgroup.com

SOURCE: The Pennant Group, Inc.